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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D, C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
              UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
                   1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTION 13 AND 15(d) OF T14E SECURITIES EXCHANGE ACT OF 1934

                          Commission File Number 0-4006
                                                 ------

                      ORION DIVERSIFIED TECHNOLOGIES, INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

    53 West Hills Rd., Huntington Station, New York 11746 (Tel) 516-425-6161
    ------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 not applicable
          ------------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X In the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports;

Rule 12g-4(a)(1)(i)  [ ]                 Rule 12h-3(b)(1)(ii)[X]
Rule l2g-4(4)(1)(ii) [ ]                 Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(i)  [ ]                 Rule l2h-3(b)(2)(ii)[ ]
Rule 12g-4(a) (2)(ii)[ ]                 Rule 15d-6          [ ]
Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:  323
           -------

Pursuant to the requirements of the Securities Act of 1934, Orion Diversified Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 16, 2001                    By: /s/ DAVID SACKLER
      -------------                        -------------------------------
                                           David Sackler, President

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rule and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. it may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently
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